Exhibit 99.1
Media Release

First Leesport Bancorp, Inc.

For Additional Information, Please Contact:

Raymond H. Melcher, Jr., Chairman, President and
Chief Executive Officer
(610) 208-0966 (x211)

Stephen A. Murray, Chief Financial Officer
(610) 208-0966 (x221)

For Immediate Release - December 20, 2001


        First Leesport Bancorp Completes Rights Offering
                   and Declares Cash Dividend

     First Leesport Bancorp, Inc. (Nasdaq: FLPB) today announced that it has completed its previously announced rights offering.

     As a result of the offering, on December 20, 2001, the Company issued a total of 1,200,000 shares of common stock. Of these shares, 304,051 shares were issued to subscribing shareholders and 895,949 shares were issued to twelve institutional and high net worth individuals as standby purchasers. All shares were issued at the subscription price of $13.00 per share, resulting in proceeds to the Company of approximately $14.8 million, net of estimated fees and expenses. Following the offering, the Company has 3,078,179 shares of common stock outstanding.

     Sandler O'Neill & Partners, L.P. acted as the Company's financial advisor in connection with the rights offering.
Sandler O'Neill assisted the Company in structuring the offering as well as with respect to marketing the shares to shareholders and standby purchasers.

     The Board of Directors has also declared a cash dividend of $.15 per share payable on January 15, 2002 to shareholders of record on January 2, 2002. The cash dividend will be payable on shares issued as a result of the rights offering.

     First Leesport Bancorp, Inc. is a $ 460 million diversified financial services company headquartered in Leesport, Pennsylvania, with corporate and administrative offices in Wyomissing, Pennsylvania, offering banking, insurance, investments, wealth management, trust services, and title insurance services throughout Berks, Schuylkill, and Luzerne
Counties.